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EXHIBIT 12.1
Computation of Ratio of Earnings to Fixed Charges

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                                                                                      Year Ended December 31
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(Dollars in Thousands)                                                      1994        1993       1992        1991         1990
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Earnings
  1. Net income before cumulative effect                            $    419,800     298,000    154,500     207,100       57,300
  2. Applicable income taxes                                             256,900     178,800     78,600      25,900        8,500
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  3. Income before taxes (1 + 2)                                    $    676,700     476,800    233,100     233,000       65,800
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  4. Fixed charges:
     a. Interest expense excluding interest on deposits             $    179,200     105,200    117,500     182,400      361,800
     b. Portion of rents representative of interest and
        amortization of debt expense                                      26,400      31,400     34,200      31,700       34,200
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     c. Fixed charges excluding interest on deposits (4a + 4b)           205,600     136,600    151,700     214,100      396,000
     d. Interest on deposits                                             373,100     423,700    568,700     872,800    1,191,400
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     e. Fixed charges including interest on deposits (4c + 4d)      $    578,700     560,300    720,400   1,086,900    1,587,400
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  5. Amortization of interest capitalized                           $      4,800       4,900        300         300          300
  6. Earnings excluding interest on deposits (3 + 4c + 5)                887,100     618,300    385,100     447,400      462,100
  7. Earnings including interest on deposits (3 + 4e + 5)              1,260,200   1,042,000    953,800   1,320,200    1,653,500
  8. Fixed charges excluding interest on deposits (4c)                   205,600     136,600    151,700     214,100      396,000
  9. Fixed charges including interest on deposits (4e)                   578,700     560,300    720,400   1,086,900    1,587,400

Ratio of Earnings to Fixed Charges
 10. Excluding interest on deposits (line 6/line 8)                         4.31        4.53       2.54        2.09         1.17
 11. Including interest on deposits (line 7/line 9)                         2.18        1.86       1.32        1.21         1.04
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